Exhibit 24.1

AUTHORIZATION LETTER

November 14, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sir or Madam:

By means of this letter, I hereby authorize Andrew L. Graham and Michael A. Alrutz, or either of them individually in each of his /her capacity as Secretary; respectively, of Trimeris,
Inc. (the "Company"), to sign on my behalf all forms required under Section 16(a) of the
Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of the Company. Either of such individuals is accordingly authorized to sign any Form ID, Form 3, Form 4, and Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.

This Authorization shall remain in effect until revoked in writing by me.

Sincerely,

/s/  Martin A. Mattingly
___________________________
Martin A. Mattingly